UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BioHiTech Global, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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80 Red Schoolhouse Road, Suite 101 Chestnut Ridge, NY 10977

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

May [__], 2017

It is my pleasure to invite you to attend BioHiTech Global, Inc.’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”). The meeting will be held on Wednesday, June 7, 2017, at 10:00 a.m. at the office of Kane Kessler, P.C., 666 Third Avenue, 23rd Floor, New York, NY 10017. At the meeting, you will be asked to:

Proposal 1:

Elect the six (6) director nominees listed in the enclosed Proxy Statement dated May __, 2017, to serve until the Company’s 2018 Annual Meeting of Shareholders or until their successors are elected or qualified.

Proposal 2:	Approve an amendment to the Certificate of Incorporation of BioHiTech Global, Inc. to increase the number of authorized common stock from 20,000,000 shares to 50,000,000 shares.

Proposal 3:	Approve the BioHiTech Global, Inc. 2017 Executive Incentive Plan.

Proposal 4:	Ratify the appointment of Marcum LLP as the independent registered accounting firm for the fiscal year ending December 31, 2017.

Proposal 4:	Consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, I URGE YOU TO VOTE BY COMPLETING AND RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT AND WILL BE GREATLY APPRECIATED. RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.

It is important that your shares be represented at the 2017 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on June 7, 2017.

Sincerely,

Frank E. Celli
Chairman of the Board

If you have any questions, or need any assistance voting your shares, please contact us at (888) 876-9300.

BIOHITECH GLOBAL, INC.
80 Red Schoolhouse Road
Chestnut Ridge, NY 10977

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 7, 2017

INTRODUCTION

Proxy Solicitation and General Information

This Proxy Statement and the enclosed form of proxy card (the “Proxy Card”) are being furnished to the holders of common stock, par value $0.0001 per share, of BioHiTech Global, Inc., a Delaware corporation (which is sometimes referred to in this Proxy Statement as “BioHiTech,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on June 7, 2017, at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Kane Kessler, P.C., 666 Third Avenue, New York, New York 10017 and at any adjournments or postponements thereof (the “Meeting”). This Proxy Statement and the Proxy Card are first being sent to stockholders on or about May __, 2017.

At the Meeting, stockholders will be asked:

1.       To elect the six nominees named in the accompanying Proxy Statement to serve on the Board of Directors until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1);

2.       To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized common stock from 20,000,000 shares to 50,000,000 shares; (Proposal 2);

3.       To approve the BioHiTech 2017 Executive Equity Incentive Plan (Proposal 3);

4.       To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017 (Proposal 4); and

5.       To transact such other business as may properly come before the Meeting, including to consider any procedural matters incident to the conduct of the Meeting, such as the postponement of the Meeting in order to solicit additional proxies to vote in favor of the matters presented at the Meeting.

The Board of Directors has fixed the close of business on March 22, 2017, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Each such stockholder will be entitled to one vote for each share of common stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing.

Proxies and Voting

Stockholders are requested to complete, sign, date and promptly return the enclosed Proxy Card in the enclosed envelope. Proxy Cards which are not revoked will be voted at the Meeting in accordance with instructions contained therein.

If a Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named in this Proxy Statement (Proposal 1) and FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4). However, a blank proxy will be counted as votes AGAINST the increase in authorized common stock and AGAINST the 2017 Plan (Proposal 2 and 3, respectively).

Voting

Most beneficial owners whose stock is held in street name do not receive the Proxy Card. Instead, they receive voting instruction forms or proxy ballots from their bank, broker or other agent. Beneficial owners should follow the instructions on the voter instruction form or proxy ballot they receive from their bank, broker or other agent.

Our Board of Directors has selected Frank E. Celli and Brian C. Essman, and each of them, to serve as “Proxyholders” for the Meeting. Proxy Cards which are not revoked will be voted at the Meeting in accordance with instructions contained therein.

Revocation of Proxy

A stockholder who so desires may revoke its previously submitted Proxy Card at any time before it is voted at the Meeting by: (i) delivering written notice to us at BioHiTech Global, Inc., 80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977, c/o Robert Joyce, Secretary; (ii) duly executing and delivering a Proxy Card bearing a later date; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

Voting on Other Matters

The Board of Directors knows of no other matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy Card or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Only stockholders as of the close of business on March 22, 2017 (the “Record Date”), are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 8,229,712 shares of our common stock outstanding and entitled to vote, with each share entitled to one vote. See “Beneficial Ownership of Company Common Stock By Directors, Officers and Principal Stockholders” for information regarding the beneficial ownership of our common stock by our current directors, executive officers and stockholders known to us to beneficially own five percent (5%) or more of our common stock.

Quorum; Required Votes

The presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum for this Meeting.

Abstentions and “broker non-votes” are counted as present for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee such as a bank, broker or other agent holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Under the rules of various national and regional securities exchanges, nominees have such discretion to vote absent instructions with respect to certain “routine” matters, such as Proposal 4, the ratification of independent auditors, but not with respect to matters that are considered “non-routine,” such as the election of directors, the amendment of the Certificate of Incorporation, or the adoption of the Plan. Accordingly, without voting instructions from you, your broker will not be able to vote your shares on Proposals 1, 2 and 3.

Each share of BioHiTech common stock entitles the holder to one vote on each matter presented for stockholder action. The affirmative vote of a plurality of the votes cast in person or represented by proxy at the Meeting is necessary for the election of the six (6) nominees named in this Proxy Statement (Proposal 1). The affirmative vote of a majority of the shares of the Company’s common stock outstanding as of the Record Date present in person or represented by proxy at the Meeting is necessary for the approval of the increase in the number of the Company’s authorized common stock (Proposal 2) and the adoption of the 2017 Executive Equity Option Plan (Proposal 3). The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Meeting is necessary for the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal 4).

Since the affirmative vote of a plurality of votes cast in person or represented by proxy at the Meeting is required for Proposal 1, abstentions and “broker non-votes” will have no effect on the outcome of such election. Since the affirmative vote of a majority of shares outstanding is required for Proposals 2 and 3, abstentions and “broker non-votes” will be counted against such elections. Since the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Meeting is necessary for the approval of Proposal 4, abstentions will have the same effect as a negative vote, but “broker non-votes” will have no effect on the outcome of the voting for Proposal 4.

An inspector of elections appointed by us will tabulate votes at the Meeting.

Proxy Solicitation; Expenses

BioHiTech will bear the costs of the solicitation of proxies for the Meeting. Our directors, officers and employees may solicit proxies from stockholders by mail, telephone, telegram, e-mail, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them and such parties will be reimbursed for their reasonable expenses.

List of Stockholders

In accordance with the Delaware General Corporation Law (the “DGCL”), a list of stockholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting, for any purpose germane to the Meeting, between the hours of 10:00 a.m. and 5:00 p.m., local time, at our offices at 80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977.

Voting Confidentiality

Proxy Cards, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed to unrelated third parties except as required by law.

Appraisal Rights

Stockholders will have no rights of appraisal under the DGCL in connection with the proposals to be considered at the Meeting.

IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS’ INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY CARD AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. YOUR PRESENCE AT THE MEETING WILL NOT AUTOMATICALLY REVOKE YOUR PROXY CARD. PLEASE RETURN YOUR EXECUTED PROXY CARD PROMPTLY.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 22, 2017, certain information regarding the beneficial ownership of the common stock outstanding by (i) each person known to us to own or control five percent (5%) or more of our common stock, (ii) each of our current directors and nominees, (iii) each of our current “Named Executive Officers” (as defined in Item 402(a)(3) of Regulation S-K), and (iv) our current Named Executive Officers and directors and nominees as a group. Unless otherwise indicated, each person named in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o BioHiTech Global, Inc., 80 Red Schoolhouse Road Chestnut Ridge, NY 10977.

Shareholder[a]	Beneficial Ownership[b]	Percent of Class[c]
Frank E. Celli[1]	2,634,292	27.53%
Robert A. Joyce[2]	364,757	4.40%
Harriet Hentges[3]	9,375	0.11%
Robert A. Graham[4]	809,252	9.82%
James D. Chambers[5]	1,114,273	13.15%
Douglas M. VanOort[6]	900,004	10.85%
Officers and Directors as a Group (8 persons)[7]	4,941,323	49.88%

Other 5% or Greater Shareholders:
John P. Glauda	974,840	11.85%
Robert Gower	899,595	10.93%
Conundrum Capital Partners LLC[8]	890,629	10.75%
Vincent Paolino[9]	875,613	9.78%
Chun I. Koh[10]	816,941	9.83%
Penn Venture Partners, L.P.	799,877	9.72%

[a]	The address for all officers, directors and beneficial owners is 80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977.

[b]	The Series A convertible debt beneficially held by Messrs. Celli, Joyce, Chambers, VanOort, Koh and Conundrum Capital Partners LLC (“CCP”) is convertible at the lower of $3.75 per share or several other amounts that are the result of a future event. For purposes of this table, the conversion rate of $3.75 has been utilized, as it is available to the holders as of February 28, 2017. The Series B convertible debt beneficially held by Messrs. Paolino, Chambers and Celli is convertible at the lower of $2.75 per share or several other amounts that are the result of a future event. For purposes of this table, the conversion rate of $2.75 has been utilized, as it is available to the holders as of February 28, 2017. Warrants, if any, related to the aforementioned convertible debt have also been assumed exercised for purposes of this table. Options and restricted stock units, to the extent that they are vested or will be vested within 60 days of this table, are also considered exercised.

[c]	Based upon 8,229,712 shares of common stock outstanding as of March 15, 2017, as adjusted for the conversion of debt and the exercise of warrants, options and restricted stock units, if any, for the individual or entity identified.

[1]	Shares include 670,303 resulting from the conversion of debt and 670,303 resulting from the exercise of warrants.

[2]	Shares include 31,515 resulting from the conversion of debt and 31,515 resulting from the exercise of warrants.

[3]	Shares include 9,375 resulting from the exercise of vested options.

[4]	Includes 799,877 shares held by Penn Venture Partners, L.P. over which Mr. Graham holds voting and dispositive power. The address for Penn Venture Partners, L.P. is 132 State Street, Harrisburg, Pennsylvania 17101. Shares also include 9,375 resulting from the exercise of vested options.

[5]	Shares include 32,451 shares held directly, 9,375 resulting from the exercise of vested options, 90,909 shares resulting from the conversion of debt and 90,909 resulting from the exercise of warrants. Shares also include those held by CCP over which Mr. Chambers holds shared voting and dispositive power, which are comprised of 837,296 shares held directly, 26,667 shares resulting from the conversion of debt and 26,666 resulting from the exercise of warrants. The address for CCP is 317 Eatons Landing Drive, Annapolis, Maryland 21401.

[6]	Includes 837,296 shares held by CCP over which Mr. VanOort holds shared voting and dispositive power. In addition, shares include 26,667 resulting from the conversion of debt and 26,666 resulting from the exercise of warrants by CCP. Shares also include 9,375 resulting from the exercise of vested options.

[7]	Includes shares and the result of conversions and exercises in notes (1) to (6), less the impact of CCP which is presented as an element of Messrs. Chambers’ and VanOort’s holdings due to shared voting and dispositive power.

[8]	Shares include 26,667 resulting from the conversion of debt and 26,666 resulting from the exercise of warrants.

[9]	Shares include 363,636 shares resulting from the conversion of debt and 363,636 resulting from the exercise of warrants.

[10]	Shares include 80,000 resulting from the conversion of debt held by Bio Hitech International, Inc. over which Mr. Koh has control.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than one (1) member, with such number to be fixed by the Board of Directors or the Shareholders. Our Board of Directors have selected the six (6) nominees for directors that are listed in this Proxy Statement for election at the Meeting.

Our directors are elected annually at the Annual Meeting of Stockholders. Their respective terms of office continue until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified in accordance with our Bylaws. There are no family relationships among any of our directors, nominees for director or executive officers.

Except as otherwise specified or in the case of broker non-votes, each Proxy Card received will be voted for the election of the five nominees for director named below to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each of the nominees named below has consented to be named a nominee in this Proxy Statement and to serve as a director, if elected. Should any nominee become unable or unwilling to accept a nomination for election, the persons named in the enclosed Proxy Card will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with our Bylaws.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on the information discussed in each of the nominee’s individual biographies set forth below, which contains information regarding the person’s service as a director, business experience and director positions held currently or at any time during the last five years.

The age and principal occupation for the past five years of each person nominated as a director is set forth below:

Name	Age	Position
Frank E. Celli	46	Chairman and Chief Executive Officer
James D. Chambers	60	Director
Tony Fuller	59	Director
Robert A. Graham	57	Director
Harriet Hentges	76	Director
Douglas M. VanOort	61	Director

The Company’s executive officers and directors are elected biannually and serve until their term expires.

Frank E. Celli, 46, Chief Executive Officer, Chairman

Mr. Celli has over 25 years of waste industry experience. Mr. Celli joined BioHiTech America in 2008.  Prior thereto and until 2007, Mr. Celli was co-founder and Chief Executive Officer of Interstate Waste Services, during which time that company achieved growth of over $150 million in revenue. During his time at Interstate Waste he was responsible for all aspects of the business including collection, recycling, landfills and emerging technologies. After selling his interests in Interstate Waste, Mr. Celli transitioned to BioHiTech. He also serves as a director and officer of Entsorga West Virginia (“EVA”), an entity that BioHiTech has recently executed an agreement to acquire an interest in, that is currently developing one of the first Mechanical Biological Treatment facilities in the United States. Mr. Celli is also the chairman of the board of Apple Valley Waste Services, Inc., an entity also related to EVA. Mr. Celli earned a Bachelors of Science from Pace University’s Lubin School of Business in 1992.

James D. Chambers, 60, Director

Mr. Chambers has been involved with BioHiTech since 2008 as an investor, advisor and board member. For the past 15 years, Mr. Chambers has been a private investor and management consultant. Prior thereto and from January 1997 to September 2000, Mr. Chambers served as President of Business Services, Senior Vice President of Marketing and Business Development, and Vice President of Administration of Quest Diagnostics, Inc. Prior thereto and from June 1986 to January 1997, Mr. Chambers served in several executive positions in the US and abroad at Corning Incorporated. Mr. Chambers Earned his BA at Dickinson College in History and Political Science, and his MBA in Finance at Southern Methodist University, as well as a Masters in International Management from the Thunderbird School of International Management. Mr. Chambers has more than 35 years’ experience in diverse industries, functions, and geographic locations.

Tony Fuller, 59, Director

On February 6, 2017, Anthony Fuller joined the Board of Directors of BioHiTech. Prior to joining the Board, Mr. Fuller spent nearly thirty years as an executive of Wal-Mart Stores, Inc. (“Walmart”) most recently as Senior Vice President where he served until August 2013. For over 20 years, Mr. Fuller led the teams which provided both property management and maintenance for Walmart’s global portfolio of properties. During that time, Walmart’s portfolio grew from under 1,000 stores in 20 states in the United States, to over 10,000 stores in all fifty states, and 23 countries around the world with capital investment reaching $2 billion per year. Mr. Fuller served as the chairman of the real estate transaction committee and real estate finance committee. Simultaneously therewith and since 2006, Mr. Fuller has been a member of REAP (Real Estate Associate Program), an organization opening opportunities for minorities in commercial real estate and from 2006 to 2014, Mr. Fuller served on its Board. Mr. Fuller has served as a member of the Board of Advisors of Global Healthcare Capital, LLC, a leading healthcare investor and asset manager for opportunities in the US, Europe, Asia and Australia. Mr. Fuller received his BS in Agricultural Economics from Arkansas State University and his JD from the University of Arkansas.

Robert A. Graham, 57, Director

Mr. Graham joined BioHiTech as a Director in October 2013. Simultaneously therewith and from 2010, Mr. Graham has served as Managing Director of the Management Company of Penn Venture Partners, L.P. Mr. Graham has over 25 years of operational and financial executive management experience including extensive experience in the acquisitions and sales of companies. Prior thereto and from 2008 to 2010, Mr. Graham served as President of RG Consulting, a financial and management consulting company. Prior thereto and from 2001 to 2008, Mr. Graham served eight years as President and Chief Executive Officer of Dorland Healthcare Information. He also served as the Executive Vice-President and Chief Financial Officer of Broadreach Consulting from 1998 to 2000 and was Vice President of Finance and Chief Operating Officer of Legal Communications, Ltd. from 1989 to 1998. He started his career in the finance department of Transport International Pool where he held various financial positions, the final of which was as Assistant Controller before he left in 1988. He received his Masters of Business Administration with a concentration in Finance from Saint Joseph’s University and a B.A. from LaSalle University.

Harriet Hentges, 76, Director

Ms. Hentges joined BioHiTech as Director in August 2015. She simultaneously serves as the president of Hentges Associates, an advisory firm on sustainability and corporate responsibility. Prior to starting Hentges Associates in 2014, she was a principal in Hentges Kahn & Strauss (HKS) LLC, a consulting practice for food producers, manufactures and grocery retailers aimed at fostering a more sustainable food system. Ms. Hentges has held key posts in strategy development and implementation at Sears Roebuck, Wal-Mart and Ahold USA. At Sears World Trade, she created the Planning and Research capability for the startup company. Ms. Hentges received a doctorate in International Economics from Johns Hopkins University and is an adjunct professor at Georgetown University, teaching a graduate course in corporate responsibility and sustainability.

Douglas M. VanOort, 61, Director

Mr. Van Oort joined the Board of Directors of BioHiTech in August 2015. Simultaneously therewith, and since 2009 Mr. Van Oort has served as the Chairman and Chief Executive Officer of NeoGenomics. From 1982 to 1995, Mr. Van Oort served in various positions at Corning Incorporated an ultimately held the position of Executive Vice President and CFO of Corning Life Sciences, Inc. In 1995, Corning Incorporated spun off Corning Life Sciences, Inc. into two companies, Quest Diagnostics and Covance, Inc. Mr. Van Oort serves as a member of the board of directors of several privately held companies. In addition, since 2000, Mr. Van Oort is the Co-Owner of Vision Ace Hardware, LLC, a retail hardware chain. Mr. Van Oort is a graduate of Bentley University.

The affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting is necessary for the election as directors of the six (6) nominees named in this Proxy Statement (assuming a quorum of a majority of the outstanding shares of common stock is present).

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED DIRECTOR NOMINEES.

GOVERNANCE OF THE COMPANY

Corporate Governance

Our Board of Directors is committed to sound and effective corporate governance practices. The Company’s management and our Board of Directors reviewed our corporate governance practices in light of the Sarbanes-Oxley Act of 2002. Based on that review, the Board of Directors maintains codes of ethics and conduct, corporate governance guidelines, committee charters, complaint procedures for accounting and auditing matters and an Audit Committee pre-approval policy.

Code of Ethics

The Company has adopted a policy statement entitled Code of Ethics that applies to its chief executive officer and senior financial officers and staff. In the event that an amendment to, or a waiver from, a provision of the Code of Ethics is made or granted, the Company has posted such information on its web site, www.biohitechglobal.com. A copy of the Company’s Code of Ethics has been filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

During fiscal 2016, the Board of Directors held two meetings and acted by unanimous written consent in lieu of a meeting four times. During fiscal 2016, all of the directors then in office attended 100% of the total number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served. The Company does not have a formal policy as to Board of Directors attendance at our Annual Meetings of Stockholders.

Board Leadership Structure

The Company believes that board independence is an important aspect of corporate governance and two members of its Board of Directors are independent. In addition, our independent directors hold periodically scheduled meetings, at which only independent directors are present. The Board of Directors believes that this leadership structure is appropriate for our Company, given the size and scope of our business, the experience and active involvement of our independent directors and our corporate governance practices, which include regular communication with and interaction between and among the Chairman and Chief Executive Officer, Chief Financial Officer, and the independent directors.

Board Role in Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, provides risk oversight. In its risk oversight role, the Board of Directors must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance, and reviewing measures to address and mitigate risks. While the full Board of Directors is charged with overseeing risk management, various committees of the Board of Directors and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal and operational risks, and receives regular reports from the management team regarding comprehensive organizational risk as well as particular areas of concern.

Director Independence

The Board of Directors has evaluated each of its directors’ independence from BioHiTech based on the definition of “independence” established by NASDAQ and has determined that Mer. Fuller and Ms. Hentges are independent directors. In its review of each director’s independence from the Company, the Board of Directors reviewed whether any transactions or relationships currently exist or existed during the past year between each director and the Company and its subsidiaries, affiliates, equity investors or independent registered public accounting firm. The Board of Directors also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates.

Stockholder Communications

Stockholders may send communications to our Board of Directors or any committee thereof by writing to the Board of Directors or any committee thereof at BioHiTech Global, Inc., Attention: Secretary, 80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977. The Secretary will distribute all stockholder communications to the intended recipients and/or distribute to the entire Board of Directors, as appropriate.

In addition, stockholders may also contact the non-management directors as a group or any individual director by writing to the non-management directors or the individual director, as applicable, at BioHiTech Global, Inc., 80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977.

Complaint Procedures

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee as follows: BioHiTech Global, Inc., Attention: Chairman of the Audit Committee, 80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.”

Audit Committee

The Audit Committee is responsible for the oversight and evaluation of (i) the qualifications, independence and performance of our independent auditors; (ii) the performance of our internal audit function; and (iii) the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting. In addition, the Audit Committee recommends to the Board of Directors the appointment of independent auditors and analyzes the reports and recommendations of such auditors. The Audit Committee also assesses major risk factors relating to the Company and its performance, and reviews measures to address and mitigate financial, legal and operational risks. The committee also prepares the Audit Committee report required by the rules of the U.S. Securities and Exchange Commission (the “SEC”), which is included in this Proxy Statement beginning on page 21.

Our Audit Committee is currently comprised of Messrs. Graham and VanOort, with Mr. Graham serving as the Chairman. The Board of Directors has determined that Mr. Graham qualifies as an audit committee financial expert (as such term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder) and that his simultaneous service on the audit committees of more than two other public companies does not impair his ability to effectively serve on the Company’s Audit Committee.

During fiscal 2016, the Audit Committee held four meetings.

The Compensation Committee reviews recommendations for executive compensation, including incentive compensation and stock incentive plans and makes recommendations to the Board of Directors concerning levels of compensation of our executive officers and other key managerial personnel as well as the adoption of incentive and stock plans.

The Compensation Committee has the authority to retain or obtain advice from, as well as determine the appropriate compensation of, such compensation consultants, outside counsel and other advisors as the Compensation Committee, in its sole discretion, may deem appropriate.

Our Compensation Committee is currently comprised of Messrs. Chambers and Celli and Ms. Hentges, with Mr. Chambers. Ms. Hentges was determined by the Board of Directors to be independent of the Company based on NASDAQ’s definition of “independence”. The Compensation Committee does not formally meet on a regular basis, but only as circumstances require. During fiscal 2016, the Compensation Committee held one meeting and also held numerous informal discussions.

Executive Compensation of Directors

At this time, directors receive no cash remuneration for their services as directors of the Company. The Company reimburses directors for expenses incurred in their service to the Board of Directors. In March 2016, each director was granted stock options as presented below.

Summary of Executive Compensation Plans

Key Employee Incentive Compensation.

The Company has an incentive compensation plan for certain key employees. The incentive compensation plan provides for annual bonus payments based upon achievement of certain corporate objectives as determined by the Company’s Board of Directors. During 2016 and 2015, the Company did not pay any bonus pursuant to the incentive compensation plan, however in 2016 awarded stock based compensation to certain employees pursuant to the 2015 Equity Incentive Plan.

2015 Equity Incentive Plan

On August 3, 2015, the Board and a majority of the Company’s shareholders adopted the BioHiTech Global, Inc. 2015 Equity Incentive Plan (“2015 Plan”).  The Company has reserved 750,000 shares of common stock for issuance under the terms of the Company’s 2015 Incentive Plan. The 2015 Plan is intended to promote the interests of the Company by attracting and retaining employees, including key employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Company. Under the 2015 Plan, the Company may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) restricted stock units (“RSUs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of common stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs, RSUs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2015 Plan for 10 years from the Effective Date.

2017 Executive Equity Incentive Plan

On January 25, 2017 the Board, subject to future shareholder approval, adopted the BioHiTech Global 2017 Executive Equity Incentive Plan (“2017 Plan”) to encourage and enable selected, eligible Directors and Executive Officers of the Company and its Affiliates to acquire or to increase their holdings of Common Stock and other equity-based interests in the Company in order to promote a closer identification of their interests with those of the Company and its shareholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. These purposes may be carried out through the granting of Awards to selected Participants, including the granting of Options in the form of Incentive Stock Options and/or Nonqualified Options; SARs in the form of Freestanding SARs and/or Related SARs; Restricted Awards in the form of Restricted Stock Awards and/or Restricted Stock Units; and/or Other Stock-Based Awards. The 2017 Plan, if approved by the shareholders, allows for the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted initially shall not exceed 1,000,000 shares.

Compensation Objectives

We believe that the compensation programs for the Company’s NEOs should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company, and should reward individual contributions to the Company’s success. Our compensation plans are consequently designed to link individual rewards with Company’s performance by applying objective, quantitative factors including the Company’s own business performance and general economic factors. We also rely upon subjective, qualitative factors such as technical expertise, leadership and management skills, when structuring executive compensation in a manner consistent with our compensation philosophy.

Determination of Compensation

The Company’s executive compensation program for the named executive officers (NEOs) is administered by the Compensation Committee of the Board of Directors. The Committee makes independent decisions about all aspects of NEO compensation, and takes into account compensation data and benchmarks for comparable positions and companies in different applicable geographical areas.

Employment Agreements

Effective October 4, 2013, the Company and Frank E. Celli, its Chief Executive Officer agreed that Mr. Celli would serve as Chief Executive Officer at an annual salary of $200,000, increased to $300,000 effective March 1, 2016, and would be eligible for participation in equity incentive plans, when formed, and a discretionary performance bonus. Mr. Celli will also receive customary benefits including health, life and disability insurance benefits. The agreement was for an initial three-year period that automatically renews for an additional one-year periods.

Effective October 4, 2013, the Company and Robert Joyce, its Chief Operating Officer agreed that Mr. Joyce would serve as Chief Operating Officer at an annual salary of $250,000, increased to $265,000 effective March 1, 2016, would be eligible for participation in equity incentive plans, when formed, and a discretionary performance bonus. Mr. Joyce will also receive customary benefits including health, life and disability insurance benefits. The agreement was for an initial two-year period that automatically renews for an additional one-year periods.

Effective November 2, 2015, the Company and Brian C. Essman, its Chief Financial Officer agreed that Mr. Essman would serve as Chief Financial Officer at an annual salary of $210,000, a grant of 82,500 restricted shares under the BioHiTech Global, Inc. 2015 Equity Incentive Plan and be eligible for a performance bonus up to 35% of base annual salary. Mr. Essman will also receive customary benefits including health, life and disability insurance benefits. The agreement is for an initial two-year period that automatically renews for one-year periods.

Effective October 7, 2013, the Company and William Kratzer, its Chief Technology Officer agreed that Mr. Kratzer would serve as Chief Technology Officer at an annual salary of $125,000, increased to $150,000 effective March 1, 2016, and would be eligible for participation in equity incentive plans, when formed, and a discretionary performance bonus. Mr. Kratzer will also receive customary benefits including health, life and disability insurance benefits. The agreement was for an initial two-year period that automatically renews for an additional one-year periods.

COMPENSATION OF DIRECTORS

At this time, directors receive no cash remuneration for their services as directors of the Company. The Company reimburses directors for expenses incurred in their service to the Board of Directors. In March 2016, each director was granted stock options as presented below.

Compensation of Directors for the Year Ended December 31, 2016

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(g)	(h)
Frank E. Celli(1)	-	-	-	-	-	-
James D. Chambers(3)	-	-	$26,620	-	-	$26,620
Tony Fuller(2)	-	-	-	-	-	-
Robert A. Graham(3)	-	-	26,620	-	-	26,620
Harriet Hentges(3)	-	-	26,620	-	-	26,620
Douglas VanOort(3)	-	-	26,620	-	-	26,620

(1)	Mr. Celli is also the CEO and receives no compensation as a director.
(2)	Mr. Fuller became a director on February 6, 2017.
(3)	Each of Director Chambers, Graham, Hentges and VanOort were awarded options for 18,750 shares of common stock at $3.75 per share vesting 1/4th on the date of the grant, March 1, 2016, and 1/4th on each of March 1, 2017, 2018 and 2019.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers as of the date hereof. Our executive officers are appointed by and serve at the discretion of the Board of Directors of BioHiTech.

Name	Age	Position
Frank E. Celli	46	Chairman and Chief Executive Officer
Robert A. Joyce	57	Chief Operating Officer
Brian C. Essman	58	Chief Financial Officer
William M. Kratzer	44	Chief Technology Officer

The Company’s executive officers and directors are elected biannually and serve until their term expires.

Frank E. Celli, Please see “Director Biographies” above.

Robert A. Joyce, 57, Chief Operating Officer

Mr. Joyce joined BioHiTech in October 2013 as its Chief Operating Officer. Prior thereto and prior to 1998, Mr. Joyce held technical, sales and management roles at Sun Microsystems and Arthur D. Little, Inc., Mr. Joyce served as the Chief Executive Officer of Perfect Order, Inc. a software and services company, from 1998 until it was acquired by Versatile Systems in 2005, for whom Mr. Joyce went on to serve as President.

Brian C. Essman, 58, Chief Financial Officer

Mr. Essman joined BioHiTech in November 2015 as its Chief Financial Officer. Prior thereto, from 1997 through 2014, Mr. Essman held various senior executive management positions with Data Communiqué, Inc. a Havas company where he most recently held the position of Chief Executive Officer. From 2004 to 2007, Mr. Essman was Data Communiqué’s Chief Operating Officer / Chief Financial Officer and from 1997 to 2004 was the Chief Financial Officer. Prior thereto, Mr. Essman was the Chief Financial Officer at a Fidelity Investments Private Equity operating company and a Senior Manager and CPA at PricewaterhouseCoopers. Mr. Essman graduated with a BS in Accounting with High Honors from Boston College’s School of Management.

William M. Kratzer, 44, Chief Technology Officer

Mr. Kratzer joined the company in October 2013 as its Chief Technology Officer. Mr. Kratzer is a 20-year veteran of the IT field with extensive experience in large-scale web-infrastructure, machine-to-machine computing, and mobile touch devices. From 2001 to 2013, Mr. Kratzer held multiple titles at Versatile Systems, Inc. including Chief Software Architect. From 1999 to 2001 he served as Lead Software Engineer at Everybook, Inc. Prior to Everybook, Inc., and from 1995 to 1999, Mr. Kratzer served as a systems analyst for Tyco Electronics. He holds a Bachelors degree in Computer Science and Engineering from Pennsylvania State University.

PROPOSAL 2 – Approve Amendment to our Certificate of Incorporation to Increase NUMBER OF Authorized Shares of common stock

At the 2017 Annual Meeting, we will ask our stockholders to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock. On January 25, 2017, the Board of Directors has approved a proposal to amend BioHiTech’s Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 20,000,000 to 50,000,000. The number of authorized shares of preferred stock will remain the same at 10,000,000 shares. On March 22, 2017, there were 8,229,712 shares of our Common Stock issued and outstanding, and 1,750,000 shares of our Common Stock reserved for issuance. Accordingly, approximately 10,020,288 of the total number of shares of Common Stock currently authorized remain available for issuance or may be reserved for issuance.

Form of the Amendment

The proposed amendment (the “Amendment”) would amend and restate Article IV, Section (a) of our Certificate of Incorporation to read in its entirety as follows:

“1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares, divided into: (1) fifty million (50,000,000) shares, par value $0.001 per share, of common stock (the “Common Stock”); and (ii) ten million (10,000,000) shares, par value $0.001 per share, of preferred stock (the “Preferred Stock”).”

The only changes that would be made to the first paragraph of Article IV, as currently in effect, would be to increase the total number of shares of Common Stock that we may issue from twenty million (20,000,000) shares to fifty million (50,000,000) shares and to reflect a corresponding increase in the aggregate number of shares of capital stock of all classes that may be issued from thirty million (30,000,000) shares to 60 million (60,000,000) shares.

Purpose of the Amendment

The Board of Directors believes it is in the best interest of BioHiTech to increase the number of authorized shares of our Common Stock in order to give BioHiTech greater flexibility in considering and planning for future general corporate needs, including, but not limited to, stock dividends, grants under equity compensation plans, stock splits, financings, potential strategic transactions, as well as other general corporate transactions. The Board of Directors believes that additional authorized shares of Common Stock will enable BioHiTech to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company without the delay and expense associated with convening a special meeting of BioHiTech’s stockholders.

BioHiTech has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock that will result from BioHiTech’s adoption of the Amendment. Except as otherwise required by law, the newly authorized shares of Common Stock will be available for issuance at the discretion of the Board of Directors without further stockholder approval.

Rights of Additional Authorized Shares

Any newly authorized shares of Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The Amendment will not affect the rights of current holders of BioHiTech’s Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Potential Adverse Effects of the Amendment

While adoption of the Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of BioHiTech’s existing stockholders, any future issuance of additional authorized shares of our Common Stock may, among other things, dilute the earnings per share of Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued.

In addition to the general corporate purposes mentioned above, an increase in the number of authorized shares of our Common Stock may make it more difficult to, or discourage an attempt to, obtain control of BioHiTech by means of a takeover bid that the Board of Directors determines is not in the best interest of BioHiTech and its stockholders. However, the Board of Directors does not intend or view the proposed increase in the number of authorized shares of our Common Stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of BioHiTech.

Effectiveness of Amendment

If the proposed Amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Recommendation of the Board of Directors

BioHiTech’s Board of Directors recommends a vote “FOR”

THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3 – Approve THe 2017 Executive EQUITY Incentive Plan

At the 2017 Annual Meeting, we will ask our stockholders to approve our 2017 Executive Equity Incentive Plan. On January 25, 2017, our Board of Directors approved the BioHiTech Global, Inc. Executive Equity Incentive Plan, hereinafter referred to as our “2017 Plan.”

A copy of the 2017 Plan is attached hereto as Appendix A and is hereby incorporated into this Proxy Statement by reference. The following summary of key provisions of the 2017 Plan, as well as the other summaries and descriptions relating to the 2017 Plan contained elsewhere in this Proposal 3, are each qualified in their entirety by reference to the full text of the 2017 Plan. Any capitalized terms used in this summary, but not defined shall have the meanings ascribed to them in the 2017 Plan, unless otherwise expressly stated.

Purpose. The purpose of our 2017 Plan is to assist us and our subsidiaries and other designated affiliates, which we refer to as “Related Entities,” in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with long term performance incentives to expend their maximum efforts in the creation of stockholder value.

Administration. Our 2017 Plan is to be administered by the Board, or if the Board delegates, a committee designated by our Board of Directors consisting of not less than two directors, hereinafter referred to as the ’‘Committee” consisting solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code.

Subject to the terms of our 2017 Plan, the Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2017 Plan, construe and interpret the 2017 Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of our 2017 Plan.

Eligibility. The persons eligible to receive awards under our 2017 Plan are the officers, directors, senior employees.

Types of Awards. Our 2017 Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, reload options, and other stock-based awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the Committee.

Shares Available for Awards; Annual Per-Person Limitations. The total number of shares of our Common Stock that may be subject to the granting of awards under our 2017 Plan is equal to 1,000,000 shares, all of which are currently available. The foregoing limit shall be increased by the number of shares with respect to which awards granted under our 2017 Plan are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares.

Description of Awards

Stock Options and Stock Appreciation Rights. The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Committee, but must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the 2017 Plan, the term “fair market value” means the fair market value of a share of common stock or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of a share of common stock as of any given date shall be the closing sales price per share of our common stock as reported on the principal stock exchange or market on which the shares of common stock are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or other service generally are fixed by the Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the Plan to be paid in cash, shares (including the withholding of shares otherwise deliverable pursuant to the award), other awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, shares of common stock or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which shall be subject to such risks of forfeiture and other restrictions as the Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of BioHiTech, unless otherwise determined by the Committee. An award of restricted stock units confers upon a participant the right to receive shares of common stock, cash equal to the fair market value of a specified number of shares of common stock, or a combination thereof, as determined by the Committee, at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an award of restricted stock units carries no voting or dividend rights or other rights associated with share ownership.

Reload Options. The Committee is authorized to issue “reload” options pursuant to which, subject to the terms and conditions established by the Committee, the participant will, either automatically or subject to subsequent Committee approval, be granted a new option when the payment of the exercise price of the original option, or the payment of tax withholdings, is made through the delivery to the Company of shares held by such participant. The reload option will be a fully vested option to purchase the number of shares provided as consideration for the exercise price and in payment of taxes in connection with the exercise of the original option, will have a per share exercise price equal to the fair market value of a share as of the date of exercise of the original option, and will otherwise have terms and conditions as contained in the original option.  Reload options will only be granted to a participant who is exercising at least 50% of the number of shares under the option, if the market value of the common stock on the date of exercise of the option is greater than the price of the original option, and the participant is still an employee of the Company or its affiliate.

Other Stock-Based Awards. The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. The Committee determines the terms and conditions of such awards.

If and to the extent that the Committee determines that these provisions of the 2017 Plan are to be applicable to any award, one or more of the following business criteria for BioHiTech, on a consolidated basis, shall be used by the Committee in establishing performance goals for awards under the 2017 Plan: (i) revenues or sales; (ii) gross margins; (iii) earnings per share; (iv)  product production or shipments; (v) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (vi) net income; (vii) operating income; (viii) book value per share; (ix) return on shareholders’ equity; (x) return on investment; (xi) return on capital; (xii) capital raising and improvements in capital structure; (xiii) expense management; (xiv) operating margins; (xv) maintenance or improvement of gross margins or operating margins; (xvi) stock price or total shareholder return; (xvii) market share; (xviii) profitability; (xix) costs; (xx) cash flow or free cash flow; (xxi) working capital; (xxii) return on assets; (xxiii) economic wealth created, and/or (xxiv) strategic business criteria, based on meeting specified goals or objectives related to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, management of litigation, management of information technology, goals relating to acquisitions or divestitures of products, product lines, subsidiaries, affiliates or joint ventures, quality matrices, customer service matrices, execution of pre-approved corporate strategy and/or such other performance based factors deemed reasonable and appropriate by the Board. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to BioHiTech. The Committee shall exclude the impact of an event or occurrence, or otherwise make adjustments to the performance goals, which the Committee determines should appropriately be excluded, or made to avoid unanticipated results or to otherwise insure that the results are determined in a manner consistent with the intention of the Committee at the time it established the goals, including, without limitation, exclusions or adjustments for (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges, (ii) a change in accounting standards required by generally accepted accounting principles or (iii) such other exclusions or adjustments that the Committee specifies at the time an award is granted.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under our 2017 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Exchange Act.

Awards under our 2017 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in exchange for other awards under our 2017 Plan, awards under other BioHiTech plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and, if so provided in the award agreement or otherwise determined by the Committee, vesting shall occur in the case of a “change in control” of BioHiTech, as defined in our 2017 Plan. In addition, the Committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. Our Board of Directors may amend, alter, suspend, discontinue or terminate our 2017 Plan or the Committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which our shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our 2017 Plan. Our 2017 Plan will terminate at the earliest of (1) such time as no shares of common stock remain available for issuance under our 2017 Plan, (2) termination of our 2017 Plan by our Board of Directors or (3) the tenth anniversary of the effective date of the 2017 Plan. Awards outstanding upon expiration of our 2017 Plan shall remain in effect until they have been exercised or terminated or have expired.

Federal Income Tax Consequences of Awards. The 2017 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options. An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2017 Plan. On exercise of a nonqualified stock option granted under the 2017 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of BioHiTech’s stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, will be taxed on the exercise of the option in the manner described above as if he or she had paid the exercise price in cash. If a separate identifiable stock certificate or other indicia of ownership is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate or other indicia of ownership will be equal to his or her tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

BioHiTech generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for BioHiTech and is reasonable in amount, and either the employee includes that amount in income or BioHiTech timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an Incentive Stock Option (“ISO”). In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the “Required Holding Period,” the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a “Disqualifying Disposition,” the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

BioHiTech is not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, BioHiTech is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for BioHiTech and is reasonable in amount, and either the employee includes that amount in income or BioHiTech timely satisfies its reporting requirements with respect to that amount.

Stock Awards. Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2017 Plan (for example, if the recipient is required to be employed for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the stock award, equal to the excess, if any, of the fair market value of the stock on the date the stock award is granted over any amount paid by the recipient in exchange for the stock.

BioHiTech generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the recipient, provided that amount constitutes an ordinary and necessary business expense for BioHiTech, is reasonable in amount, and is not precluded by the deduction limitations imposed by Section 162(m) of the Code, and either the recipient includes that amount in income or BioHiTech timely satisfies its reporting requirements with respect to that amount.

Units. The recipient of a Restricted Stock Unit (“RSU”) that provides for the payment of cash or the delivery of shares at a future date, will not recognize taxable income at the time of grant. The recipient will generally recognize taxable income, and if the recipient is an employee, be subject to withholding for income and employment taxes, when the payment of cash or the delivery of shares is actually made.

BioHiTech will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired pursuant to the performance share, performance cash, performance unit or RSU awards will be the amount paid for such shares, if any, plus any ordinary income recognized when the stock is received. Upon the disposition of any such stock received, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights. BioHiTech may grant Stock Appreciation Rights (“SARs”) separate from any other award, which we refer to as “Stand-Alone SARs,” or Tandem SARs, under the 2017 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no Federal income tax deduction allowed to BioHiTech upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, BioHiTech generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Reload Options. Participant should recognize no income on the grant of any reload options. On exercise of a reload option, the tax consequences of the participant and the Company are the same as non-qualified stock options.

Section 162 Limitations. Section 162(m) of the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to participants under the 2017 Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such awards, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) of the Code deductibility cap of $1 million. However, the Committee may, in its discretion, grant awards that are not intended to be exempt from the deduction limitations imposed by Section 162(m) of the Code. In addition, future changes in Section 162(m) of the Code or the regulations thereunder may adversely affect our ability to ensure that awards under the 2017 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m) of the Code.

Section 409A of the Code. The 2017 Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any award under the 2017 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture (even if the award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the award.

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change.

Recommendation of the Board of Directors

BioHiTech’s Board of Directors recommends a vote “FOR”

the approval of the 2017 EXECUTIVE EQUITY INCENTIVE PLAN.

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2017 FISCAL YEAR

The Audit Committee of the Board of Directors has appointed Marcum LLP to continue to serve as our independent registered public accounting firm for the 2017 fiscal year. Marcum has served as our independent registered public accounting firm since October 26, 2015.

On October 23, 2015, Weinberg & Baer, LLC (“Weinberg”) was dismissed as the Company’s independent registered public accounting firm. The Company’s Board of Directors approved the dismissal of Weinberg.  Weinberg’s reports on the Company’s financial statements for the years ended December 31, 2014 and 2013, respectively, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles other than going concern.

During the years ended December 31, 2014 and 2013, and through October 23, 2015, there were no disagreements with Weinberg on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Weinberg, would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the years ended December 31, 2014 and 2013, and through October 23, 2015, there were no matters that were either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

On October 26, 2015, the Company’s Board of Directors engaged Marcum LLP (“Marcum”) as the Company’s new independent registered public accounting firm to act as the principal accountant to audit the Company’s financial statements. Prior to Marcum’s appointment, neither the Company, nor anyone acting on its behalf, consulted with Marcum regarding the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided that Marcum concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

Representatives of Marcum LLP are expected to be available at the Annual Meeting, shall have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Although ratification by stockholders is not required, the Board of Directors has determined that requesting ratification by stockholders of its selection of Marcum LLP as our independent registered public accounting firm is a matter of good corporate practice. In the event the stockholders do not ratify the appointment of Marcum LLP, the appointment will be reconsidered by the Board of Directors. Even if the selection is ratified, the Board of Directors, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR

RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Fees Billed to BioHiTech by its Independent Registered Public Accounting Firms during Fiscal Year 2016

We were billed for professional services provided through the end of fiscal years 2016 and 2015 by Marcum LLP in the amounts set forth in the following table:

Audit Fees The aggregate fees for each of the last two years for professional services rendered by the principal accountant for our audits of our annual financial statements and interim reviews of our financial statements included in our fillings with Securities and Exchange Commission on Form 10-K and 10-Qs or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years were approximately:

December 31, 2016	$168,354	Marcum, LLP
December 31, 2015	$155,000	Marcum, LLP
December 31, 2015	$7,500	Weinberg & Baer, LLC

Audit Related Fees The aggregate fees in each of the last two years for the assurance and related services provided by the principal accountant that are not reasonably related to the performance of the audit or review of the Company’s financial statements, and are not reported in paragraph (1) were approximately:

December 31, 2016	$3,348	Marcum, LLP
December 31, 2015	$218,000	Marcum, LLP
December 31, 2015	$-	Weinberg & Baer, LLC

We incurred these fees in connection with registration statements in 2015 and financing transactions in 2016 and 2015.

Tax Fees The aggregate fees in each of the last two years for the professional services rendered by the principal accountant for tax compliance, tax advice and tax planning were approximately:

December 31, 2016	$-	Marcum, LLP
December 31, 2015	$-	Marcum, LLP
December 31, 2015	$-	Weinberg & Baer, LLC

All Other Fees The aggregate fees in each of the last two years for the products and services provided by the principal accountant, other than the services reported in paragraph (1), (2) and (3) were approximately:

December 31, 2016	$-	Marcum, LLP
December 31, 2015	$-	Marcum, LLP
December 31, 2015	$-	Weinberg & Baer, LLC

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s policy requires that the Audit Committee pre-approve all auditing services and permitted non-audit services to be performed by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit. Either the Chairman of the Audit Committee acting alone or the other two members acting jointly may grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee or the Board of Directors at its next scheduled meeting.

Consistent with these policies and procedures, the Audit Committee has approved all of the services rendered by Marcum LLP during fiscal year 2016, as described above.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. During the fiscal year ended December 31, 2016, none of our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities who were required to file such reports failed to do during the fiscal year ended December 31, 2016.

Stockholder Proposals for Inclusion in the 2018 Proxy Statement

We have not yet determined when we will hold the 2018 annual meeting of stockholders, but we anticipate issuing a press release announcing such date when it is determined. Proposals of stockholders intended to be presented at the 2018 annual meeting pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than the close of business on January 15, 2018 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8). Our secretary must receive such notice not less than 120 days nor more than 150 days prior to the first anniversary of the date on which this proxy statement was first mailed to our stockholders. If the date on which the 2018 annual meeting will be held is changed by more than 30 calendar days from the date of the 2017 annual meeting, we must receive the notice at least 80 days prior to the date on which we intend to distribute the corresponding proxy statement.

The notice for any stockholder proposal must contain certain information set forth in our bylaws. In addition, stockholder proposals made under Rule 14a-8 under the Exchange Act are required to contain certain information. Therefore, we strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Copies of our bylaws can be obtained without charge from our corporate secretary.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

List of Stockholders Entitled to Vote at the 2017 Annual Meeting

The names of stockholders of record entitled to vote at the 2017 Annual Meeting will be available at our corporate office where for a period of 10 days prior to the 2017 Annual Meeting and continuing through the 2017 Annual Meeting.

Expenses Relating to this Proxy Solicitation

This proxy solicitation is being made by BioHiTech and BioHiTech will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and employees may solicit proxies by telephone, personal call or electronic transmission without extra compensation for that activity. We also expect to reimburse our transfer agent, banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with BioHiTech’s Board of Directors

Any stockholder or other interested party who desires to contact any member of the Board of Directors (or our Board of Directors as a group) may do so in writing to the following address:

Corporate Secretary
BioHiTech Global, Inc.
80 Red Schoolhouse Road
Chestnut Ridge, New York 10977

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Available Information

We maintain an internet website at www.biohitech.com. Copies of the committee charters, together with certain other corporate governance materials, including our Code of Ethics and Employee Complaint Procedures for Accounting and Auditing Matters, can be found under the Investors Governance section of our website at www.biohitech.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investors Governance section of our internet website at www.biohitech.com. A request for a copy of such report should be directed to BioHiTech Global, Inc., 80 Red Schoolhouse Road, Chestnut Ridge, NY 10977, Attention: Investor Relations, Telephone: (888) 876-9300. A copy of any exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

“Householding” of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at BioHiTech Global, Inc., 80 Red Schoolhouse Road, Chestnut Ridge, NY 10977, Telephone: (888) 876-9300.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact our Corporate Secretary as indicated above. Beneficial owners can request information about householding from their nominee.